Exhibit 10.7

            CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED
                     ON A REQUEST FOR CONFIDENTIAL TREATMENT


              OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION

                         PORT ACCESS SERVICES AGREEMENT


     This Port Access Services Agreement (the "Agreement") between KMC Telecom IX LLC, a Delaware limited liability company whose address is 1545 Route 206, Suite 300, Bedminster, NJ 07921 ("KMC") and Qwest Communications International Inc., a Delaware corporation whose address is 700 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202 ("Qwest"), is effective as of June 30, 2001 (the "Effective Date").

     WHEREAS, Qwest desires to purchase KMC's Port Access Services (as defined below) and KMC desires to provide the Port Access Services to Qwest, pursuant to the rates, terms, and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and other terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1
                         IMPLEMENTATION; SERVICE ORDERS

1.1  CERTAIN DEFINITIONS

     The following capitalized terms shall have the meanings specified as follows:

     (a) "Port Access Services" means (i) the installation, provision, operation and maintenance of Qualified Equipment at Equipment Sites (as defined below), which shall include the maintenance of hardware, equipment, environmental control, network connections, and line provisioning and (ii) the provision (and/or disconnection as requested by Qwest) of connectivity between the Qwest data network access connection ("DNAC") at the respective Equipment Sites and
Qwest's   customers  through   individually-ordered   Ports  on  such  Qualified
Equipment.

     (b) "POP" means the point of presence operated by one party at which data and other telecommunications traffic is exchanged.

1.2  IMPLEMENTATION OF PORT ACCESS SERVICES.

     KMC shall by the respective dates set forth on Schedule 3, [text deleted], obtain collocation rights (including, without limitation, space and power) at the locations set forth on Schedule 3 (the "Equipment Sites") and install routers and switches using the configuration set forth on Schedule 3 (the "Qualified Equipment") at such respective Equipment Sites, all in accordance with the schedules and procedures set forth on Schedule 3. Qwest, at its sole cost, shall establish and manage (i) a designated DNAC to KMC's network at each Equipment Site and (ii) an access link between the DNAC and Qwest's POP.

1.3  PORT ACCESS SERVICE ORDERS.

     (a) Qwest may (after the dates specified for the installation of the applicable Qualified Equipment pursuant to Schedule 3), submit an order in a form mutually agreed by the parties (a "Port Service Order") to KMC for Port Access Services utilizing a port of a speed specified by Qwest (a "Port")


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on Qualified  Equipment at an  Equipment  Site.  The Port Service  Order shall also specify the Qwest customer to which KMC shall cross-connect the Port at such Equipment Site ("Qwest Customer").

          FOR EXAMPLE: Qwest may submit a Port Service Order to KMC for Port Access Services utilizing a DS-3 Port on a Cisco GSR 12012 router at 60 Hudson Street in New York, NY to be cross-connected to Level 3 at the same Equipment Site.

     (b) Within [text deleted] after receipt of a Port Service Order, KMC shall provide Qwest with a written acknowledgment and acceptance of the Port Service Order. Following acceptance of a Port Service Order, KMC shall have [text deleted] to: (i) physically cross-connect the Ports to the equipment of the Qwest Customer(s) at the Equipment Site as specified in the applicable Port Service Order; and (ii) complete the acceptance tests required under Section 1.4 below.

     (c) KMC shall cease providing Port Access Services for a Port and disconnect such Port from a Qwest Customer within [text deleted] after receipt of a request for such disconnection from Qwest; provided, however, that Qwest shall not receive a reduction of the Port Access Service Fees as a result of such disconnection, and provided, further that Qwest may designate another Qwest Customer to which the Port shall be cross-connected and for which Port Access Services will be provided pursuant to Section 1.3(a).

     (d) KMC shall ensure that at all times during the Term of this Agreement it maintains sufficient capacity on Qualified Equipment as set forth in Schedule 3 at the Equipment Sites to satisfy any and all Port Service Orders submitted by Qwest with respect to such Qualified Equipment within the timeframes required herein.

1.4  ACCEPTANCE TESTING.

     (a) Upon the initial connection, repair or restoration of any Port for which Port Access Services are provided, KMC shall conduct tests to establish that the Port functions properly and satisfies the applicable acceptance tests set forth in Schedule 2 (the "Acceptance Tests"). If KMC's test results under this Section establish that a newly-connected, repaired or restored Port functions properly and satisfies the Acceptance Tests, and Qwest reports to KMC in writing that it accepts such test results or fails to report otherwise within the applicable acceptance period set forth in Subsection 1.4(c) below, the Port shall be deemed to satisfy the Acceptance Tests.

     (b) If KMC's tests establish that a newly-connected, repaired or restored Port for which Port Access Services are provided does not function properly and/or satisfy the Acceptance Tests, or Qwest reports to KMC within the applicable acceptance period that such Port is not functioning properly or satisfying the Acceptance Tests, KMC shall immediately commence and shall
diligently  and  continuously   pursue  efforts  to  bring  it  into  compliance
therewith. Upon completion of such efforts, KMC shall notify Qwest that the affected Port satisfies the Acceptance Tests, which shall again be subject to the acceptance procedures set forth in this Section. KMC shall have [text deleted] opportunities to bring such Port or alternate Port at such location into compliance with the Acceptance Tests, and if the second (or any further) attempt is unsuccessful, Qwest may, in its sole discretion: (i) continue to permit KMC to attempt to bring the Port into compliance with the Acceptance Tests; (ii) require KMC to immediately provide a different Port for the Port Access Services, in which case, the reprovisioned Port shall be subject to the acceptance procedures set forth in this Section; or (iii) discontinue the Port and its associated Port Access Services and reduce the then-current Port Access Service Fees by the amount set forth on Appendix B to Schedule 1.

     (c) The acceptance period for Ports associated with newly-ordered Port Access Services shall be [text deleted] after delivery of KMC's test results to Qwest. In the case of a repaired or restored Port, the acceptance period shall be [text deleted] after delivery of KMC's test results to Qwest.

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                                   ARTICLE 2
                           OPERATIONS AND MAINTENANCE

2.1  PERFORMANCE SPECIFICATIONS

     All Port Access Services provided by KMC shall meet or exceed the performance specifications set forth in Schedule 2 ("Performance Specifications"), and shall be provided in a manner consistent with standards satisfied by well-managed operations performing services reasonably comparable to the Port Access Services. If KMC fails to meet any of the Performance Specifications, then in addition to any other rights Qwest may have under this Agreement, KMC shall, at no additional charge to Qwest: (i) investigate and report on the causes of the problem; (ii) advise Qwest, as and to the extent reasonably requested by Qwest, of the status of remedial efforts being undertaken with respect to such problems; (iii) correct the problem and begin meeting the Performance Specifications as soon as practicable; and (iv) take appropriate preventive measures to avoid recurrence of the problem.

2.2  PARAMETERS AND PREFERENCES

     Qwest shall have the right to direct control of and define routing parameters and other software preferences and specifications with respect to the Port Access Services received by Qwest, and KMC shall have no such rights. KMC will allow Qwest full access to monitor and configure the Qualified Equipment from Qwest's network operations centers. Qwest will, upon request from KMC, supply KMC with any information necessary or appropriate for KMC to supply the services under this Agreement or comply with or benefit from any applicable law, rule or regulation.

2.3  MAINTENANCE.

     (a) KMC shall provide forty-eight (48) hours written notice (by e-mail) to Qwest regarding normal maintenance to be performed on the Qualified Equipment to the extent it may affect Port Access Services. Normal maintenance shall only be conducted during the hours of 2:00 a.m. to 6:00 a.m. local time on Wednesday or Sunday morning. KMC shall provide written notice (by e-mail) to Qwest regarding emergency maintenance to the Qualified Equipment which will affect the Port Access Service as soon as commercially practicable under the circumstances.

     (b) If any Qualified Equipment used to provide Port Access Services is materially damaged or rendered not fully operational, in addition to the other rights Qwest may have under this Agreement KMC agrees to coordinate with Qwest to develop a mutually acceptable plan for alternative routing of Qwest traffic to mitigate the disruption of the Port Access Services.

2.4  ELECTRONIC INTERFACE.

     For Port Service Order acceptance and trouble ticket entry and status reports KMC agrees to develop, install and support an "electronic" interface for such transactions through an XML-based format, or such other format that the parties mutually agree upon, to be in place within one hundred eighty (180) days after the Effective Date, or such later date at Qwest's reasonable discretion.


                                   ARTICLE 3
                            PORT ACCESS SERVICE FEES

3.1  PORT ACCESS SERVICE FEES AND PAYMENT.

     (a) Qwest shall pay KMC for all Port Access Services according to the prices and schedule set forth in Appendix A to Schedule 1 (the "Port Access Service Fees"). Except as otherwise expressly provided herein, the Port Access Service Fees as provided in Appendix A to Schedule 1 shall be fixed during the Term and may not be increased other than with Qwest's prior written consent. The parties agree that the Port Access Service Fees fully compensates KMC for the Port Access Services, including,


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without limitation, for the use of the corresponding Port and Qwest shall not be required to pay any other amounts (except those Taxes specified in Section 3.2).

     (b) Payments of the Port Access Service Fees for the Port Access Services shall be due and payable within [text deleted] days after receipt of KMC's invoice, except to the extent Qwest in good faith disputes any portion of the charges. In the event of such a dispute, Qwest shall pay the undisputed portion of the charges on the invoice and the parties shall cooperate to resolve the dispute as provided in this Agreement. If the dispute is resolved in favor of Qwest and Qwest has withheld the disputed amount, no interest credits or penalties will apply. If the dispute is resolved in favor of Qwest and Qwest has paid the disputed amount, Qwest will be credited with interest on such amount by KMC at the lesser of the rate of one and one-half percent (1 1/2%) per month or the maximum rate permitted by law, from the date KMC received payment up to and including the date of refund. If the dispute is resolved in favor of KMC and Qwest has paid the disputed amount on or before the payment due date, no interest credit or penalties will apply. If the dispute is resolved in favor of KMC and Qwest has withheld the disputed amount, any payments withheld pending settlement of the disputed amount shall bear interest at the lesser of the rate of one and one-half percent (1 1/2%) per month or the maximum rate permitted by law, from the payment due date up to and including the date of payment.

     (c) Qwest shall be obligated to make all payments payable by it under this Agreement in accordance with the terms of this Agreement regardless of set-off, recoupment, abatement or other similar right, existing or future, which Qwest may have against KMC.

3.2  TAXES/GOVERNMENT CHARGES

     The Port Access Service Fees are payable by Qwest without regard to any taxes, including sales taxes if applicable, FCC charges, or costs imposed pursuant to any rule, regulation or law imposed with respect to the Port Access Services by any governmental authority with jurisdiction (the "Taxes"), which Taxes (other than taxes based on KMC's net income) shall be borne solely by Qwest. No adjustment shall be made to the Port Access Service Fees on account of Taxes or other items imposed on Qwest in connection with the Port Access Services.


                                   ARTICLE 4
                            DELAYS AND INTERRUPTIONS

4.1  DELAYS

     (a) In the event of a Delay (as defined below) and payment for the associated Port Access Services would otherwise be due in accordance with
Section 3.1(a), KMC shall provide to Qwest a Delay Credit as set forth on Appendix B to Schedule 1. Acceptance of the Delay Credit by Qwest pursuant hereto shall constitute Qwest's sole remedy for a Delay.

     (b) A "Delay" shall occur if KMC has not installed the Qualified Equipment, and the same has been accepted or deemed accepted by Qwest pursuant to Section 1.4, by the dates set forth in Schedule 3; provided, however, a Delay shall not have occurred, and monthly charges for the Port Access Services shall continue as required in Section 3.1(a), if due to an act or omission of Qwest in the provision or delivery of services or equipment reasonably necessary for KMC to satisfy its testing obligations set forth herein, KMC is unable to satisfy such obligations.

4.2  INTERRUPTIONS

     In the event Port Access Services are interrupted, unavailable or otherwise fail to meet the Performance Specifications, Qwest shall be entitled to a reduction of the then-current Port Access Service Fees by the amount set forth on Appendix B to Schedule 1 until the interruption is remedied ("Interruption Credit"), provided such interruption(s) was not substantially caused by an action or omission of Qwest, its equipment or its agents or employees. Acceptance of an Interruption Credit shall constitute Qwest's sole


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remedy for the interruptions described in  this Section 4.2 except to the extent any such interruption gives rise to termination rights under Section 8.4 (Partial Termination by Qwest).


                                   ARTICLE 5
             QUALIFIED EQUIPMENT UPGRADES; ADDS, MOVES AND CHANGES.

     (a) Qwest may request changes to the Equipment Sites for Port Access Services that require KMC to move Qualified Equipment. The parties shall mutually agree on the schedule and cost of such relocation within [text deleted] days after Qwest submits a request for same to KMC. If Qwest agrees to bear all expenses of a move and KMC does not agree to conduct the move within the timeframe specified by Qwest, which must be a commercially reasonable timeframe, Qwest may [text deleted] all Port Access Services that utilize the applicable Qualified Equipment and reduce the then-current Port Access Service Fees by the amount set forth on Appendix B to Schedule 1.

     (b) Qwest may request an amendment to Schedule 3 that requires that KMC upgrade or replace Qualified Equipment as directed by Qwest. The parties shall mutually agree on the schedule and cost of such upgrade within [text deleted] days after Qwest submits a request for same to KMC. If Qwest agrees to bear all expenses of an upgrade or replacement and KMC does not agree to conduct the upgrade or replacement within the timeframe specified by Qwest, which must be a commercially reasonable timeframe, Qwest may [text deleted] all Port Access Services that utilize the applicable Qualified Equipment and reduce the then-current Port Access Service Fees by the amount set forth on Appendix B to
Schedule 1.

     (c) KMC shall physically replace a line card, processor card or memory card in Qualified Equipment with a replacement card as directed by Qwest within [text deleted] days after Qwest supplies same or KMC purchases same (provided the fair market value of the Qualified Equipment must be equal to or greater than the fair market value of the Qualified Equipment prior to the card being replaced) and such card replacements shall not be considered "upgrades" or "replacements" pursuant to Subsection (b).


                                   ARTICLE 6
                         TERM, EARLY TERMINATION CHARGE

6.1  TERM

     This Agreement shall have an initial term commencing on the Effective Date and ending sixty three (63) months after July 1, 2001, unless earlier terminated pursuant to Article 5 (Upgrades, Moves, Adds and Changes), Section 1.4(b)
(Acceptance  Testing),  Section 4.2 (Interruptions),  Article 8 (Termination) or
Section 10.3 (Assignment) (the "Term"). Upon at least ninety (90) days advance written notice from Qwest, this Agreement may be renewed by Qwest for two (2) successive six-month terms on the same terms and conditions set forth herein, including, without limitation, the Port Access Service Fees.

6.2  EARLY TERMINATION.

     In the event Qwest terminates or cancels Port Access Services for a Port [text deleted], then notwithstanding such termination, there shall be no reduction of the Port Access Service Fees and Qwest shall continue to pay the then-current Port Access Service Fees for the duration of the Term.


                                   ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

7.1  REPRESENTATIONS

     KMC and Qwest each represent and warrant to the other that:


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              (i) it has and will  maintain  full power and  authority  to enter into this Agreement without the consent of any other person;

              (ii) it is and will continue to be duly organized, validly existing and in good standing under the laws of a state of the United States and is and will continue to be authorized to do business in the jurisdictions in which the ownership of its properties or conduct of its business under this Agreement legally requires such authorization; and

              (iii) this Agreement and the transactions contemplated hereby are not in conflict with any other agreements or judicial or administrative orders to which it is a party or by which it may be bound.

7.2  DISCLAIMER

     THE EXPRESS WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


                                   ARTICLE 8
                                   TERMINATION

8.1  DEFAULT/TERMINATION.

     This Agreement and any Port Access Services can be terminated only as provided in Article 5 (Upgrades, Moves, Adds and Changes), Section 1.4(b) (Acceptance Testing), this Article 8 (Termination) or Section 10.3 (Assignment).

8.2  TERMINATION BY QWEST

     Qwest may terminate this Agreement if any one of the following occur: (i) if KMC violates in any material respect any material covenant or material obligation of KMC in this Agreement or any material representation or material warranty made by KMC in this Agreement proves to have been incorrect or misleading in any material respect when made and KMC fails to cure such failure or violation within [text deleted] after receipt of written notice from Qwest or, if such breach cannot be cured within [text deleted] using all commercially reasonable efforts, then KMC shall have an additional [text deleted] (for a possible total of [text deleted] to cure such failure or violation; (ii) if KMC becomes insolvent or admits in writing its inability to pay debts as they mature, or makes an assignment for the benefit of creditors and as a result thereof KMC fails to meet its obligations to provide Port Access Services under this Agreement; (iii) if a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by KMC and as a result thereof KMC fails to meet its obligations to provide Port Access Services under this Agreement; or (iv) if such a petition is filed against KMC by any third party and such application is not resolved favorably to such other party within sixty (60) days and as a result thereof KMC fails to meet its obligations to provide Port Access Services under this Agreement.

8.3  TERMINATION BY KMC

     KMC may terminate this Agreement if any one of the following occur: (i) if Qwest fails to pay any amount overdue to KMC within fifteen (15) business days of demand of such overdue amount by KMC (or, in the case of disputed amounts withheld by Qwest pursuant to Section 3.1(b), within fifteen (15) business days after the dispute as to such amounts is resolved in KMC's favor); (ii) if Qwest becomes insolvent or admits in writing its inability to pay debts as they mature, or makes an assignment for the benefit of creditors and as a result thereof Qwest fails to timely pay KMC in accordance with the terms of this agreement; (iii) if a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by Qwest and as a result thereof Qwest fails to timely pay KMC in accordance with the terms of this agreement; or (iv) if such a petition is filed against Qwest by any third party and such application is not resolved favorably to such other party within


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sixty  (60)  days  and  as  a  result  thereof  Qwest fails to timely pay KMC in accordance with the terms of this Agreement.

8.4  PARTIAL TERMINATION BY QWEST

     Qwest may terminate Port Access services as follows and reduce the then-current Port Access Service Fees by the amount set forth on Appendix B to
Schedule 1:

              (i) on [text deleted] days prior written notice to KMC, Qwest may terminate Port Access Services for any Port that fails during any [text deleted] consecutive months to attain a monthly Availability (as defined in Schedule 2) of [text deleted];

              (ii) Qwest may immediately terminate Port Access Services for any Port if they are subject to a Delay without Qwest's consent for more than [text deleted] consecutive days for any reason;

              (iii) Qwest may immediately terminate Port Access Services for any Port if the underlying Port is inoperable for more than [text deleted] consecutive days for any reason.

8.5  TRANSITIONAL SUPPORT

     (a) Upon the termination or expiration of this Agreement or particular Port Access Services a successor vendor may be retained by Qwest to provide ports in replacement of such Port Access Services.

     (b) Except where KMC terminates this Agreement under Subsection 8.3(i), KMC agrees, upon thirty (30) days notice from Qwest, to furnish the Port Access Services for up to six (6) months after the expiration or termination of this Agreement or the particular Port Access Services, as applicable, on the same terms relating to the Port Access Service Fee, Performance Specifications and remedies for interruptions in effect on the date of termination or expiration.


                                   ARTICLE 9
                    INDEMNIFICATION; LIMITATION OF LIABILITY

9.1  INDEMNIFICATION.

     Each party agrees to defend the other party and pay any adverse final judgment (or settlement) against the other party related to or arising from claims, actions, investigations or other proceedings by a third party related to: (i) any physical personal injury or death to persons, or damage to property due to the indemnifying party's performance pursuant to this Agreement; (ii) the indemnifying party's willful misconduct or gross negligence; and/or (iii) violations by the indemnifying party of any regulation, rule, statute or court order of any local, state or federal governmental agency, court or body in connection with this Agreement.

9.2  PROPRIETARY RIGHTS INDEMNIFICATION.

     (a) Each party agrees to defend the other party and pay any adverse final judgment (or settlement) against the other party related to or arising from claims, actions, investigations or other proceedings for infringement of U.S. patent, trade secrets, copyright and trademark rights of third parties, arising from: (i) in the case of KMC, the provision of Port Access Services and the use of the Qualified Equipment pursuant hereto; and (ii) in the case of Qwest, the use or combination of the Ports and/or Port Access Services provided by KMC with any services, equipment and software, apparatus or systems provided by Qwest or any third parties.

     (b) THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATIONS OF THE PARTIES WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES AND ARE IN LIEU OF ANY WARRANTIES OF VALIDITY OR NON-INFRINGEMENT.


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9.3  INDEMNIFICATION PROCESS.

     (a) The party seeking indemnification (the "Indemnified Party") will notify the party from whom indemnity is sought (the "Indemnifying Party") promptly in writing of any written claims, lawsuits, or demands by third parties for which the Indemnified Party alleges that the Indemnifying Party is responsible under this Article. The Indemnifying Party agrees to defend against such claim, lawsuit, or demand upon such notification. The Indemnified Party will cooperate in a reasonable manner at the expense of the Indemnifying Party with the defense or settlement of such claim, demand or lawsuit.

     (b) The Indemnifying Party will not be liable under this Section for settlements by the Indemnified Party of any claim, demand, or lawsuit unless the Indemnifying Party has approved the settlement in advance or unless the defense of the claim, demand, or lawsuit has been tendered to the Indemnifying Party in writing and the Indemnifying Party has failed promptly to undertake such defense. In the event the Indemnifying Party fails to defend, the Indemnified Party will be free to defend any such claim, demand or lawsuit, and the Indemnifying Party will indemnify the Indemnified Party for all such expenses incurred.

9.4  LIMITATION OF LIABILITY.

     (a) Except for Qwest's obligation to make payments of Port Access Service Fees under this Agreement and KMC's obligation to pay the Delay Credits or Interruption Credits, each of KMC's and Qwest's total, aggregate liability to the other during the Term for all injuries or claims other than those listed in Subsection 9.4(c) below shall not exceed five million dollars ($5,000,000). Such amount is cumulative and not per-incident.

     (b) Neither KMC nor Qwest shall be liable to the other for indirect, incidental, consequential, exemplary, reliance or special damages, including damages for lost profits, regardless of the form of action whether in contract, indemnity, warranty, strict liability, or tort, including negligence of any kind with regard to any conduct under this Agreement.

     (c) Nothing contained in this Section shall limit KMC's or Qwest's liability to the other for: (i) willful or intentional misconduct; or (ii) injury or death of a person, or damage to tangible real or tangible personal property or the environment, when proximately caused by KMC's or Qwest's negligence or that of their respective agents, officers, directors or employees.

     (d) In the event any applicable law does not allow the limitation or exclusion of liability as provided for in this Agreement, the subject limitation or exclusion of liability shall be deemed modified so as to limit or exclude the parties' liability for damages hereunder to the greatest extent permitted by such law.


                                   ARTICLE 10
                                  MISCELLANEOUS

10.1 FORCE MAJEURE.

     In no event shall either party be liable to the other party (other than for obligations to pay money) for any delay or failure to perform due to causes beyond the control and without the fault or negligence of the party claiming excusable delay, including but not limited to acts of God, fire, floods, epidemics, riots, thefts, quarantine restrictions, freight embargoes, explosion, vandalism, cable cut, storm, governmental action, wars, strikes or other labor difficulties or supplier failures, breaches or delays (for the avoidance of doubt, to include any failure, breach or delay of Qwest as a supplier of KMC). Performance times under this Agreement will be considered extended for a period of time equivalent to the time lost because of any delay or failure to perform excusable under this Section. Notwithstanding the foregoing, in the event of a force majeure event (other than a supplier failure as to which Qwest is the supplier), KMC will use substantially the same or better efforts that it uses with respect to its other customers to restore the Port Access Services for Qwest.


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10.2 CONFIDENTIAL INFORMATION.

     (a) Qwest and KMC agree that unless otherwise specifically provided in the applicable Exhibit and/or Schedule, the following confidentiality provisions shall apply.

     (b) All information (including the terms and conditions hereof) disclosed by either party to the other, or which comes to the attention of either party or its employees, officers, directors, agents, investors and potential investors or advisors ("Representatives") during the course of work pursuant to the terms of this Agreement and any other information that a party receiving such information should know, by its nature, is confidential, shall be confidential information. Confidential information constitutes a valuable asset of and is proprietary to the party disclosing or originally possessing it. KMC acknowledges that Qwest keeps its customers' records strictly confidential. KMC and its Representatives shall keep strictly confidential any Qwest customer records. Neither party shall willfully disclose confidential information or knowingly permit its Representatives to disclose confidential information to any person other than persons among its Representatives having a specific need to know in performance of the work or to any Financing Source as defined in Section 10.3(b). Each party shall take reasonable care to ensure fulfillment of its obligations under this Section, including, without limitation, [text deleted] not to sell, lease, assign, transfer, use outside their scope of employment or reveal any confidential information of Qwest or Qwest customer records. KMC will not provide Qwest customer records or other confidential information provided by Qwest to the Financing Source(s) or any Representatives unless the Financing Source(s) and/or such Representatives provide written agreement to keep such information confidential.

     (c) If a subpoena or other legal process in any way concerning confidential information is served upon a party to which confidential information has been disclosed ("Recipient"), the Recipient shall notify the disclosing party ("Discloser") promptly, and the Recipient shall cooperate with the Discloser, at the latter's expense, in any lawful effort to contest the validity of such subpoena or other legal process.

     (d) This Section will in no way limit either party's ability to satisfy any governmentally required disclosure of its relationship with the other party, or either party's ability to satisfy any requests or demands generated in the course of audits of either party or either party's parent or either party's attorneys or auditors, provided such audits are conducted pursuant to non-disclosure obligations.

     (e) The obligations of confidentiality in this Section shall not apply to any information which a party has in its possession when disclosed to it by the other party, information which a party independently develops, information which is or becomes known to the public other than by breach of this Agreement or information rightfully received by a party from a third party without the obligation of confidentiality.

     (f) Each party acknowledges and agrees that in the event of a breach or threatened breach of the foregoing provisions, it will have no adequate remedy in money or damages and accordingly shall be entitled to injunctive relief; provided, however, that no specification of any legal or equitable remedy shall be construed as a waiver or prohibition against any other contractual, legal or equitable remedy available to either party hereunder.

     (g) Upon completion, expiration or termination of this Agreement, or at any other time upon request, each party shall return any and all related confidential information of the other party and all copies thereof (in whatever form and on whatever medium).

10.3 ASSIGNMENT; RIGHTS OF SUBSIDIARIES.

     (a) Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. If consent is not granted under this Section, the party seeking consent may terminate the Agreement upon sixty (60) days notice to the other party or challenge the refusal to consent as unreasonable through appropriate legal action. It shall not be unreasonable for either party to withhold its consent if the assignee has a net worth less than that of the other party as of the Effective Date. In addition, the assignment or delegation of any of KMC's rights under this Agreement to any of the following shall be considered reasonable reasons for which Qwest may withhold its consent for such assignment: [text deleted] Any prohibited assignment or delegation shall be


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null and  void.  Notwithstanding  the  foregoing, either  party  may assign this
Agreement to any company or entity controlling, controlled by or under common control with such party or its affiliates without the other party's consent; provided that the assignee has a net worth equal to or greater than that of Qwest or KMC, as may be applicable, as of the Effective Date. In addition, either party may assign this Agreement without the approval of the other party
to   any   successor   in  interest  resulting   from  a   merger,  acquisition,
reorganization or transfer of all or substantially all of the assigning party's business with or to a successor; provided that the assignee has a net worth equal to or greater than that of Qwest or KMC, as may be applicable, as of the Effective Date.

     (b) Qwest acknowledges that in order for KMC to provide the services set forth in this Agreement KMC will finance the capital and other costs, expenses and revenues in connection with the services to be provided with third party financing sources. KMC shall have the right to assign or collaterally assign this Agreement to a third party or parties providing such financing ("Financing Source(s)"), and Qwest shall execute and deliver consents to the assignment by KMC as are requested by the Financing Sources and are customary and usual, provided such consents contain non-disturbance rights of Qwest, and are otherwise reasonably acceptable to Qwest under the circumstances.

10.4 MODIFICATION; AMENDMENT; WAIVER.

     Neither this Agreement nor any of the terms hereof or any attachment may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by all parties hereto. No failure on the part of a party to exercise, no delay in exercising, no partial exercise of, and no course of dealing with respect to, any right, power or privilege under this Agreement will operate as a waiver thereof. The parties acknowledge that KMC shall finance the capital and other costs, expenses and revenues in connection with this Agreement with Financing Sources. Accordingly, Qwest agrees to cooperate with KMC to discuss and make such amendments or modifications to this Agreement as may be reasonably necessary or appropriate to finance and syndicate this Agreement to Financing Sources and acknowledges that this Agreement may not be amended without the consent of the Financing Sources, if any. Failure by either KMC or Qwest to require strict performance of any of the provisions of this Agreement will not waive or diminish that party's right thereafter to demand strict compliance with that or any other provision. No waiver by either KMC or Qwest of any of its rights hereunder will be effective unless expressed and in writing, and no effective waiver by KMC or Qwest of any of its rights will be effective to waive any other rights.

10.5 NOTICES.

     (a) All notices shall be in writing and either delivered personally or mailed, first class mail and postage prepaid, or by facsimile with electronically-generated confirmation of receipt that is followed with a mailed copy. All such notices or other communications shall be addressed as set forth below, but either party may change its address by notice or other communication given in accordance with the provisions of this paragraph.


        In the case of Qwest:           Qwest Communications International Inc.
                                        Attn:  Senior Vice President, Qwest
                                        Internet Solutions
                                        555 Seventeenth Street, Suite 1000
                                        Denver, Colorado 80202
                                        Fax: (303) 992-1793

        With a copy (which will not     Qwest Legal Department
        constitute notice) to:          Attention: General Counsel
                                        1801 California Street
                                        Denver, Colorado 80202
                                        Fax: (303) 296-5974



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        In the case of KMC:             KMC Telecom
                                        Attention Chief Financial Officer
                                        1545 Route 206, Suite 300
                                        Bedminster, NJ  07921
                                        Fax: (908) 470-8775

        With a copy (which will not     KMC Telecom
        constitute notice) to:          Attention General Counsel
                                        1545 Route 206, Suite 300
                                        Bedminster, NJ  07921
                                        Fax: (908) 470-8776

     (b) Any such notice or other document must: (i) if delivered in person (which delivery includes delivery by next day air courier), be deemed to have been received on the date of delivery, provided that if such date is a day other than a business day in each of Denver, Colorado and Bedminster, New Jersey (a "BUSINESS DAY"), such notice or document will be deemed to have been given and received on the first Business Day thereafter; (ii) if transmitted by facsimile, be deemed to have been received on the next Business Day following the day of sending; and (iii) if mailed, be deemed to have been received on the date that is three Business Days after the date of mailing.

10.6 GOVERNING LAW; INTERPRETATION.

     In all respects this Agreement shall be governed by the substantive laws of the State of New York without regard to conflict of law principles.

10.7 DISPUTE RESOLUTION.

     (a) All disputes arising from or relating to this Agreement, including disputes with respect to whether this Agreement has been breached, or the validity of this Agreement itself (in any case, "Disputes") shall be resolved as follows:

     (b) All Disputes shall initially be submitted to the parties' project managers for resolution. If the project managers are unable to resolve the Dispute within thirty (30) days after submission of the Dispute to them, either party may refer the Dispute to the vice president or head of the applicable division within each party (the "Executives") for attempted resolution through good faith discussions within thirty (30) days after submission of the Dispute to them.

     (c) If the Executives are unable to resolve any such Dispute within such 30-day period, then either party may refer the Dispute to the president of each party ("Senior Executive Officers") for attempted resolution through good faith discussions within thirty (30) days after submission of the Dispute to them.

     (d) If the Senior Executive Officers are unable to resolve any such Dispute within such 30-day period, then the parties may seek any and all remedies available at law or equity.

     (e) Pending the resolution of any Dispute or controversy arising under this Agreement, whether by settlement, or final judgment, both parties shall continue to perform their respective obligations under this Agreement.

10.8 ATTORNEY'S FEES.

     If a legal action or arbitration proceeding is commenced in connection with any dispute under this Agreement, the prevailing party shall be entitled to reasonable counsel fees, costs and necessary disbursements incurred in connection with the action or proceeding, as determined by the court or arbitrators.


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10.9 INCONSISTENCIES.

     In the event of any inconsistency or conflict among this Agreement, or any Schedule or Exhibit, the governing provisions and interpretation necessary to resolve the inconsistency or conflict shall be based on the following order: the specific Schedule or Exhibit signed by the parties, followed next by the provisions of this Agreement.

10.10 PUBLICITY.

     Neither party shall use the other party's name or logo or refer to such party directly or indirectly in any advertising, sales presentation to any other person, news release, release to any professional or trade publication or for any other purpose without such party's prior written approval, provided that either party may use the other party's name or logo, or both, in a list of such party's customers, if such use does not imply endorsement. Either party shall be allowed to issue press releases and public announcements regarding this Agreement with the other party's prior written approval which shall not be unreasonably withheld.

10.11 SEVERABILITY.

     If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement, to the extent permitted by law, will remain in full force and effect unless the purpose of this Agreement is frustrated as a result thereof. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purposes hereof, provided such modified Agreement will have substantially the same economic effect for all parties as the original Agreement. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

10.12 HEADINGS.

     Headings are for reference only and shall not affect the meaning of any of the provisions of this Agreement.

10.13 THIRD PARTY BENEFICIARIES.

     Nothing in this Agreement, express or implied, is intended to confer or will confer upon any persons other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.14 JOINTLY DRAFTED.

     The parties, who have both been represented by legal counsel, have jointly participated in negotiating and drafting this Agreement, including its Schedules, Exhibits and any attachments. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the parties and no presumption, inference or burden of proof shall arise favoring or disfavoring a party by virtue of authorship of any or all of the Agreement's provisions.

10.15 NON-EXCLUSIVE.

     Except as otherwise stated in this Agreement, the rights and remedies set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available in law or in equity.

10.16 SURVIVAL.

     The terms and  provisions  contained in this  Agreement that by their sense
and  context  are  intended  to  survive  the  completion  of  performance   and
termination of this Agreement,  including, without


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limitation, the obligation of making all payments due  hereunder and to preserve the confidentiality of the confidential information.

10.17 RELATIONSHIP OF THE PARTIES.

     Except as specifically agreed to in writing by the parties, in performing any services under this Agreement KMC will operate as, and for all purposes be considered, an independent contractor and not an agent of Qwest, and neither party will have any authority to bind or otherwise obligate the other party in any manner whatsoever. All KMC personnel will remain under the exclusive direction and control of KMC and will not be deemed to be employees nor agents of Qwest. KMC will be solely responsible for payments of all such personnel's compensation, including overtime wages, employee benefits, social security taxes, employment taxes and any similar taxes, and workmen's compensation, disability and other insurance, and the withholding or deduction, if any, of such items to the extent required by applicable law.

10.18 COMPLIANCE WITH LAWS.

     The parties shall comply with all applicable federal, state and local laws, regulations and ordinances as they relate to this Agreement and the Port Access Services.

10.19 SUCCESSORS.

     This Agreement shall inure to the benefit of and be binding on the parties, and their successors, assigns and legal representatives, but nothing contained in this Section shall be construed to permit an assignment or other transfer except as specifically provided herein.

10.20 ENTIRE AGREEMENT.

     This Agreement is comprised of this Agreement and any Schedule or Exhibits specified hereunder or which are added to hereto by the parties; such Schedule or Exhibits are incorporated by this reference and shall constitute a part of this Agreement as if fully set forth herein. This Agreement, together with all attachments, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of the parties in connection herewith.

10.21 COUNTERPARTS.

     This Agreement and any amendment hereto or any other document delivered pursuant hereto may be executed by facsimile, in one or more counterparts, and by different parties in separate counterparts. All of such counterparts will constitute one and the same agreement (or other document) and will become effective when one or more counterparts have been signed by each party and delivered to the other party. Any execution by telecopy will be followed promptly by the delivery of signed original counterparts to the party or parties receiving the telecopy.


                             SIGNATURE PAGE FOLLOWS


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

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

   KMC Telecom IX LLC

   By:/s/ Constance Loosemore
      -----------------------
   Name: Constance Loosemore
         -------------------
   Title: Vice President, Treasurer
          -------------------------


   Qwest Communications International Inc.

   By: /s/ Drake S. Tempest
       --------------------
   Name: Drake S. Tempest
         ----------------
   Title: Executive Vice President, General Counsel
          -----------------------------------------
          and Chief Administrative Officer
          --------------------------------







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                                   SCHEDULE 1
                      PRICES/RATES FOR PORT ACCESS SERVICES


Set forth on Appendix A to this Schedule are the Port Access Service Fees which will apply to the Port Access Services.

The parties agree and acknowledge that expenses and market prices related to the provision of the Port Access Services may decrease in the future. Should the market conditions change (including but not limited to the market prices for similar services), the parties agree to discuss in good faith reductions to the Port Access Service Fees. Qwest acknowledges that KMC may not agree to reduce the Port Access Service Fees without first obtaining the consent of a Financing Party and KMC has no obligation hereunder to obtain such consent.

The Port Access Service Fees set forth in this Schedule shall apply to Port Access Services during the Term.






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                            APPENDIX A TO SCHEDULE 1

                            PORT ACCESS SERVICE FEES


1. Monthly fixed charge of [text deleted] commencing July 31, 2001 and continuing until September 30, 2006.

2. Non-Recurring Power Cost Adjustment. All actual, verifiable, non-recurring costs [text deleted] KMC to local utilities or collocation providers in order to provide power in connection with Configurations of Type A and Type B on Schedule 3 ("Costs") shall be reimbursed to KMC by Qwest. All such Costs shall be paid by Qwest in addition to the monthly charge set forth in paragraph 1 above. Qwest shall have the right to audit all Costs upon reasonable notice to KMC and KMC shall cooperate with Qwest and provide Qwest with all supporting documents relating thereto. In the event any discrepancy is disclosed by any audit, Qwest shall either be credited or charged as may be appropriate on the next monthly bill.

3. Meet Me Charges. Any actual, verifiable recurring charges [text deleted] KMC to any Carrier Hotel for connections from the Qualified Equipment to the "Meet Me Room" ("MMR Costs") shall be reimbursed by Qwest to KMC on a monthly basis in addition to the monthly charge set forth in paragraph 1 above. Qwest shall have the right to audit all MMR Costs upon reasonable notice to KMC and KMC shall cooperate with Qwest and provide Qwest with all supporting documents relating thereto. In the event any discrepancy is disclosed by any audit, Qwest shall either be credited or charged as may be appropriate on the next monthly bill.

4. Cross-Connection Fees. - Qwest shall reimburse to KMC any actual, verifiable, non-recurring charges [text deleted] KMC to any Carrier Hotel (or other third party reasonably acceptable to Qwest) for cross-connections from the Qualified Equipment to the Qwest Customer equipment ("Cross Connection Costs"), in addition to the monthly charge set forth in paragraph 1 above. Qwest shall have the right to audit all Cross Connection Costs upon reasonable notice to KMC and KMC shall cooperate with Qwest and provide Qwest with all supporting documents relating thereto. In the event any discrepancy is disclosed by any audit, Qwest shall either be credited or charged as may be appropriate on the next monthly bill.

5. Disconnection Fees. - Qwest shall reimburse to KMC any actual, verifiable, non-recurring charges [text deleted] KMC to any Carrier Hotel (or other third party reasonably acceptable to Qwest) for disconnections from the Qwest Customer equipment ("Disconnection Costs"), in addition to the monthly charge set forth in paragraph 1 above. Qwest shall have the right to audit all Disconnection Costs upon reasonable notice to KMC and KMC shall cooperate with Qwest and provide Qwest with all supporting documents relating thereto. In the event any discrepancy is disclosed by any audit, Qwest shall either be credited or charged as may be appropriate on the next monthly bill.

6. Card Replacement Fees pursuant to Article 5(c). - Qwest shall reimburse to KMC any actual, verifiable, non-recurring charges [text deleted] KMC to any Carrier Hotel (or other third party reasonably acceptable to Qwest) for card replacements pursuant to Article 5(c) ("Replacement Costs"), in addition to the monthly charge set forth in paragraph 1 above. Qwest shall have the right to audit all Replacement Costs upon reasonable notice to KMC and KMC shall cooperate with Qwest and provide Qwest with all supporting documents relating thereto. In the event any discrepancy is disclosed by any audit, Qwest shall either be credited or charged as may be appropriate on the next monthly bill.





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                            APPENDIX B TO SCHEDULE 1


The Port Access Service Fees shall be reduced, if at all, by the following amounts for the reasons set forth in the referenced sections of the Agreement:



SECTION                         AMOUNT BY WHICH PORT ACCESS SERVICE FEES REDUCED

1.4(b) (Acceptance Testing)     [text deleted] per affected Port

4.1(a) (Delay Credit)           [text deleted] per affected Port

4.2 (Interruption Credit)       [text deleted] per affected Port

5(a) and (b) (MACs and Upgrades)[text deleted] per affected Port

8.4 (Partial Termination)       [text deleted] per affected Port


If Qwest materially increases the number of Ports through Article 5 of this Agreement, the parties agree to negotiate in good faith to reduce the amounts set forth in the table above.





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                                   SCHEDULE 2
               TEST AND ACCEPTANCE AND PERFORMANCE SPECIFICATIONS


ACCEPTANCE TESTS

Test IntraPOP Links
Verify RPMS configurations
Test RPMS
Verify IP connectivity
Verify ISIS configuration
Verify BGP configuration
Verify ISIS neighbors
Verify BGP neighbors
Verify all interfaces
Verify DNS (loopback)
Verify source interface loopback for ftp and tftp
Verify console login
Verify password of last resort
Verify TACACS
Verify access-list for vty
Verify IOS version
Verify Flash
Verify RP memory
Examine Logs
Updated interface description

PERFORMANCE SPECIFICATIONS

     1. Service Level. For purposes of this Agreement, "Performance Specification" or "Performance Specifications" means the level of service at or above which KMC shall provide the Port Access Services to Qwest and includes the following elements (all of which shall be based on industry-standard measurements) provided by KMC:

     (i) 24x7 (at the KMC POP) remote hands services, including, without limitation, responsibilities of:

          o    management of "Qualified Equipment" including spares
          o receipt of replacement cards from vendors and return of defective cards to vendors.

     (ii) 24x7 help desk and all calls answered within [text deleted].

     (iii)a time to repair for any Qualified Equipment of [text deleted] from the time Qwest's calls to the KMC help desk are answered; provided, however, that if the interruption is critical (affecting more than four Qwest Customers), the time to repair shall be [text deleted];

     (iv) meeting or exceeding industry standards for onsite power and environmental control and quality provided to devices; local interconnection trunks, local loop access, and for out-of-band access circuits to the devices under this Agreement; and

     (v) an average monthly uptime of [text deleted] for each Port for which Qwest has ordered Port Access Services.



                                      - 18 -
                             QWEST/KMC CONFIDENTIAL
                                 EXECUTION COPY